Exhibit 99

MATRIX SERVICE COMPANY REPORTS FISCAL YEAR 2027 FIRST QUARTER RESULTS

HOUSTON, TX – November 4, 2026 – Matrix Service Company (Nasdaq: MTRX, "Matrix" or "the Company"), a leading heavy industrial contractor that engineers, constructs, and maintains critical infrastructure across the energy, power, and industrial end-markets, today announced financial results for the first quarter of fiscal 2027 ended September 30, 2026.

FIRST QUARTER FISCAL 2027 HIGHLIGHTS
(all comparisons versus the prior year period unless otherwise noted)

•Revenue of $219.4 million versus $211.9 million;
•Net income of $6.2 million, or $0.22 per diluted share versus net loss of $3.7 million or $(0.13) per share
•Adjusted net income(1) of $6.4 million, or $0.23 per diluted share versus adjusted net loss of $0.3 million, or $(0.01) per share;
•Adjusted EBITDA(1) of $7.7 million versus $2.5 million
•Liquidity(2) at September 30, 2026 of $221.8 million with no outstanding debt
•Total backlog of $872.6 million, with awards of $138.8 million
(1) Adjusted net income and adjusted net income per diluted share are non-GAAP financial measures which exclude restructuring expense, Adjusted EBITDA is a non-GAAP financial measure which excludes interest expense, interest income, income taxes, depreciation and amortization expense, restructuring expense, and stock-based compensation. See the Non-GAAP Financial Measures section included at the end of this release for a reconciliation to net income and net income per share.
(2) Liquidity includes unrestricted cash, cash equivalents and borrowing availability under a $90 million ABL facility maturing in September 2029.

MANAGEMENT COMMENTARY

“Our first quarter results reflect the continued execution of our WIN, EXECUTE, DELIVER strategy and demonstrate the progress we are making to position Matrix for sustainable, profitable growth,” said Shawn P. Payne, President and Chief Executive Officer. “Our third consecutive quarter of profitability, coupled with meaningful Adjusted EBITDA margin expansion, reflects the structural changes we have made over the past 18 months to improve execution, create a more efficient operating model, and drive more consistent profitability as we grow.

“Double-digit organic revenue growth in our Storage and Terminal Solutions and Process and Industrial Facilities segments, led by specialty storage and mining and minerals activity, more than offset lower natural gas peak shaving volumes in Utility and Power Infrastructure,” continued Shawn P. Payne. “Book-to-bill was at or above 1.0x in both Utility and Power Infrastructure and Process and Industrial Facilities. First quarter awards include a limited notice to proceed for a meaningful power generation project supporting data center infrastructure, an award that combines our power generation expertise, construction-only capabilities, and growing participation in data center-related infrastructure. We also secured new mining and minerals work in the quarter, demonstrating continued commercial momentum in a market where we see favorable long-term investments trends. Also during the quarter, and as previously disclosed, we were selected to complete the front-end engineering and design of the storage tank farm for the America First Refining facility in Brownsville, Texas, which is expected to be the first major new refinery constructed in the United States in more than 50 years. These awards, together with LNG storage, substation, and mining projects already underway, demonstrate the breadth of opportunities available across our end markets. With sustained customer investment in LNG and NGL infrastructure, power generation and electrical infrastructure, data centers, and mining and minerals, we remain focused on converting our opportunity pipeline into high-quality backlog as larger pursuits reach final investment decision.

“Looking ahead, our commercial priorities are deepening strategic customer relationships, expanding our presence in attractive growth markets, broadening our service capabilities, and converting our strong opportunity pipeline into high-quality backlog,” continued Payne. “Operationally, we are focused on recruiting and retaining the skilled labor our revenue base requires, applying disciplined bidding and pricing strategies, and delivering best-in-class project execution. We will deploy capital with the same discipline, evaluating share repurchases and, when available, acquisitions that expand our footprint and capabilities, supported by a debt-free balance sheet and $221.8 million of liquidity at quarter end.

“Reflecting confidence in our strategy and the strength of our financial position, the board also approved a new share buyback program for $25 million,” concluded Payne. “We view share repurchases as an attractive use of capital, and we intend to execute against the expanded authorization opportunistically, subject to market conditions, as part of our commitment to long-term value creation for shareholders.”

FISCAL 2027 FIRST QUARTER CONSOLIDATED RESULTS

Fiscal 2027 first quarter revenue was $219.4 million, compared to $211.9 million in the first quarter of fiscal 2026. The increase in revenue for the quarter was attributable to higher revenue in the Storage and Terminal Solutions and Process and Industrial Facilities segments, partially offset by lower revenue in the Utility and Power Infrastructure segment.

Gross profit was $18.1 million, or 8.2% of revenue, in the first quarter of fiscal 2027 compared to $14.2 million, or 6.7% of revenue, for the first quarter of fiscal 2026. The increase in gross margin was due to higher gross margins in the Storage and Terminal Solutions segment, partially offset by lower gross margins in the Process and Industrial Facilities segment. Overall, gross margins during the period benefited from strong project execution and improved overhead recovery.

SG&A expenses were $13.3 million in the first quarter of fiscal 2027, compared to $16.3 million for the first quarter of fiscal 2026. The decrease in SG&A expenses is due in part to lower salaries and wages and stock compensation expense resulting from our organizational restructuring plan. Additionally, SG&A decreased $1.9 million associated with the variable accounting for cash-settled stock-based compensation, primarily as a result of fluctuations in our stock price.

For the first quarter of fiscal 2027, the Company had net income of $6.2 million, or $0.22 per diluted share, compared to a net loss of $3.7 million, or $(0.13) per share, in the first quarter of fiscal 2026. Adjusted net income for the first quarter of fiscal 2027 was $6.4 million, or $0.23 per share, compared to adjusted net loss of $0.3 million, or $(0.01) per share in the first quarter of fiscal 2026. Adjusted EBITDA for the first quarter of fiscal 2027 was $7.7 million compared to $2.5 million for the first quarter of fiscal 2026.

FISCAL 2027 FIRST QUARTER SEGMENT RESULTS

Storage and Terminal Solutions segment revenue increased 12% to $122.9 million in the first quarter of fiscal 2027 compared to $109.5 million in the first quarter of fiscal 2026, driven by an increased volume of work for specialty tanks and the associated balance of plant. Gross margin was 9.0% in the first quarter of fiscal 2027, compared to 5.9% in the first quarter of fiscal 2026. Segment gross margin was driven by improved project execution overall as well as improvement in overhead cost absorption.

Utility and Power Infrastructure segment revenue decreased 21% to $59.1 million in the first quarter of fiscal 2027 compared to $74.5 million in the first quarter of fiscal 2026, due to a decrease in volume of work for natural gas peak shaving projects, partially offset by an increase in power generation work. Gross margin was 8.6% in the first quarter of fiscal 2027, compared to 9.1% for the first quarter of fiscal 2026, a decrease of 0.5% due to mix of work, partially offset by improved overhead cost absorption.

Process and Industrial Facilities segment revenue increased to $37.4 million in the first quarter of fiscal 2027 compared to $27.9 million in the first quarter of fiscal 2026, primarily due to increased revenue volumes for mining and minerals work. Gross margin was 3.7% in the first quarter of fiscal 2027, compared to 5.1% for the first quarter of fiscal 2026, a decrease of 1.4%, primarily due the resolution during the first quarter of fiscal 2027 of a subcontractor dispute for a project originally completed in fiscal 2023. While resulting in a decrease in segment margins in the current quarter, the impact will be offset by savings of anticipated legal costs.

BACKLOG

The Company’s backlog was $872.6 million as of September 30, 2026. Project awards totaled $138.8 million in the first quarter of fiscal 2027, resulting in a book-to-bill ratio of 0.6x for the quarter. Awards in the Utility and Power Infrastructure segment include a limited notice to proceed for a meaningful power generation project supporting data center infrastructure.

The table below summarizes our awards, book-to-bill ratios and backlog by segment for our first quarter ended September 30, 2026 (amounts are in thousands, except for book-to-bill ratios):

	Three Months Ended		Backlog as of
	September 30, 2026
Segment:	Awards	Book-to-Bill(1)	September 30, 2026
Storage and Terminal Solutions	$29,805	0.2x	$548,089
Utility and Power Infrastructure	58,150	1.0x	144,737
Process and Industrial Facilities	50,844	1.4x	179,749
Total	$138,799	0.6x	$872,575

(1)Calculated by dividing project awards by revenue recognized during the period.

BALANCE SHEET & LIQUIDITY

As of September 30, 2026, Matrix had total liquidity of $221.8 million. Liquidity is comprised of $182.4 million of unrestricted cash and cash equivalents and $39.4 million of borrowing availability under the credit facility. The Company also has $25.0 million of restricted cash to support the credit facility. As of September 30, 2026, the Company had no outstanding debt.

CONFERENCE CALL DETAILS

In conjunction with the earnings release, Matrix Service Company will host a conference call with Shawn P. Payne, President and CEO, A.J. Smith, Interim CFO, and Patrick Roberts, Director, Corporate Development and Investor Relations. The call will take place at 10:30 a.m. (Eastern) / 9:30 a.m. (Central) on Thursday, November 5, 2026.

Investors and other interested parties can access a live audio-visual webcast using this webcast link: https://edge.media-server.com/mmc/p/7nuiewar, or through the Company’s website at www.matrixservicecompany.com on the Investors Relations page under Events & Presentations.

If you would like to dial in to the conference call, please register at https://register-conf.media-server.com/register/BIc437e80b0df14b30887796589e4253d5 at least 10 minutes prior to the start time. Upon registration, participants will receive a dial-in number and unique PIN to join the call as well as an e-mail confirmation with the details.

For those unable to participate in the conference call, a replay of the webcast will be available on the Investor Relations page of the Company's website.

The conference call will be recorded and will be available for replay within one hour of completion of the live call and can be accessed following the same link as the live call.

ABOUT MATRIX SERVICE COMPANY

Matrix Service Company (Nasdaq: MTRX) is a leading heavy industrial contractor that engineers, constructs, and maintains critical energy, power, and industrial infrastructure. Our commitment to safety, quality, and integrity has earned the Company a leadership position in providing infrastructure solutions across multiple end markets. Our work is foundational to helping our energy, power, and industrial clients achieve their objectives, positively impact quality of life through the products they provide and improve the efficiency and resilience of their critical infrastructure. We pride ourselves on our commitment to our culture and core values, offering an inclusive and respectful work environment, and being certified as a Great Place To Work®.

The Company maintains its principle executive offices in Houston, Texas with offices located throughout the United States and Canada, as well as Sydney, Australia, and Seoul, South Korea. The Company reports its financial results in three key operating segments: Storage and Terminal Solutions, Utility and Power Infrastructure, and Process and Industrial Facilities.

To learn more about Matrix Service Company, visit matrixservicecompany.com

FORWARD-LOOKING STATEMENTS

This release contains forward-looking statements that are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are generally accompanied by words such as “anticipate,” “continues,” “expect,” “forecast,” “outlook,” “believe,” “estimate,” “should” and “will” and words of similar effect that convey future meaning, concerning the Company’s operations, economic performance, financial guidance, sustained profitable growth and management’s best judgment as to what may occur in the future. Future events involve risks and uncertainties that may cause actual results to differ materially from those we currently anticipate. The actual results for the current and future periods and other corporate developments will depend upon a number of economic, competitive and other influences, including the successful implementation of the Company's business improvement plan and the factors discussed in the “Risk Factors” and “Forward Looking Statements” sections and elsewhere in the Company’s reports and filings made from time to time with the Securities and Exchange Commission. Many of these risks and uncertainties are beyond the control of the Company, and any one of which, or a combination of which, could materially and adversely affect the results of the Company's operations and its financial condition. We undertake no obligation to update information contained in this release, except as required by law.

Investors should note that the Company announces material financial information in SEC filings, press releases, presentations and public conference calls. Based on guidance from the SEC, the Company may use the Investors section of its website (www.matrixservicecompany.com) to communicate with investors, and the Company intends to post presentations there, among other things. It is possible that the financial and other information posted there could be deemed to be material information. The information on the Company’s website is not part of, and is not incorporated into, this release.

INVESTOR RELATIONS CONTACT
Patrick Roberts
Matrix Service Company
Director, Corporate Development and Investor Relations
T: 918-359-8249
Email: ir@matrixservicecompany.com

Matrix Service Company
Consolidated Statements of Income
(In thousands, except per share data)

	Three Months Ended
	September 30, 2026	September 30, 2025
Revenue	$219,402	$211,884
Cost of revenue	201,348	197,702
Gross profit	18,054	14,182
Selling, general and administrative expenses	13,348	16,334
Restructuring costs and other	229	3,348
Operating income (loss)	4,477	(5,500)
Other income (expense):
Interest expense	(164)	(127)
Interest income	1,961	1,802
Other income (expense)	(86)	231
Income (loss) before income tax expense	6,188	(3,594)
Provision (benefit) for federal, state and foreign income taxes	(1)	69
Net income (loss)	$6,189	$(3,663)
Basic income (loss) per common share	$0.22	$(0.13)
Diluted income (loss) per common share	$0.22	$(0.13)
Weighted average common shares outstanding:
Basic	28,380	28,008
Diluted	28,495	28,008

Matrix Service Company
Consolidated Balance Sheets
(In thousands)

	September 30, 2026	June 30, 2026
Assets
Current assets:
Cash and cash equivalents	$182,381	$222,966
Accounts receivable, net of allowance for credit losses	190,851	171,955
Costs and estimated earnings in excess of billings on uncompleted contracts	28,982	29,231
Inventories	7,529	6,190
Income taxes receivable	179	82
Prepaid expenses and other current assets	14,723	4,278
Assets held for sale	550	948
Total current assets	425,195	435,650
Restricted cash	25,000	25,000
Property, plant and equipment, net	35,522	36,261
Operating lease right-of-use assets	14,108	14,849
Goodwill	28,961	28,878
Other assets, non-current	38,373	61,967
Total assets	$567,159	$602,605

Matrix Service Company
Consolidated Balance Sheets (continued)
(In thousands, except share data)

	September 30, 2026	June 30, 2026
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$85,370	$108,722
Billings on uncompleted contracts in excess of costs and estimated earnings	290,998	299,947
Accrued wages and benefits	16,443	19,158
Accrued insurance	3,832	4,447
Operating lease liabilities	4,417	4,363
Other accrued expenses	3,724	5,779
Total current liabilities	404,784	442,416
Deferred income taxes, non-current	94	22
Operating lease liabilities	14,011	15,094
Other liabilities, non-current	1,592	3,218
Total liabilities	420,481	460,750
Commitments and contingencies
Stockholders’ equity:
Common stock—$0.01 par value; 60,000,000 shares authorized; 28,291,921 shares issued and 28,057,121 shares outstanding as of September 30, 2026; 28,133,850 shares issued and outstanding as of June 30, 2026;	283	281
Additional paid-in capital	150,923	150,483
Retained earnings	8,088	1,899
Accumulated other comprehensive loss	(10,119)	(10,808)
Treasury stock, at cost — 234,800 shares as of September 30, 2026 and 0 shares as of June 30, 2026;	(2,497)	—
Total stockholders' equity	146,678	141,855
Total liabilities and stockholders’ equity	$567,159	$602,605

Matrix Service Company
Condensed Consolidated Statements of Cash Flows

(In thousands)

	Three Months Ended
	September 30, 2026	September 30, 2025
Operating activities:
Net income (loss)	$6,189	$(3,663)
Adjustments to reconcile net income (loss) to net cash used by operating activities:
Depreciation and amortization	1,783	2,461
Stock-based compensation expense	1,325	1,921
Operating lease impairment due to restructuring	—	1,529
Loss (gain) on disposal of property, plant and equipment	89	(217)
Other	103	94
Changes in operating assets and liabilities increasing (decreasing) cash:
Accounts receivable, net of allowance for credit losses	4,921	(15,083)
Costs and estimated earnings in excess of billings on uncompleted contracts	249	(8,148)
Inventories	(1,339)	338
Other assets and liabilities	(11,084)	(10,553)
Accounts payable	(23,234)	17,720
Billings on uncompleted contracts in excess of costs and estimated earnings	(8,949)	(6,037)
Accrued expenses	(7,011)	(6,261)
Net cash used by operating activities	(36,958)	(25,899)
Investing activities:
Capital expenditures	(757)	(2,011)
Proceeds from sale of property, plant and equipment	320	222
Net cash used by investing activities	(437)	(1,789)
Financing activities:
Payment of debt amendment fees	—	(149)
Open market purchase of treasury shares	(2,497)	—
Proceeds from issuance of common stock under employee stock purchase plan	61	43
Payments related to tax withholding for stock-based compensation	(944)	(4,223)
Net cash used by financing activities	(3,380)	(4,329)
Effect of exchange rate changes on cash	190	(317)
Net decrease in cash and cash equivalents	(40,585)	(32,334)
Cash, cash equivalents and restricted cash, beginning of period	247,966	249,641
Cash, cash equivalents and restricted cash, end of period	$207,381	$217,307
Supplemental disclosure of cash flow information:
Cash paid during the period for:
Income taxes	$39	$34
Interest	$130	$131
Non-cash investing and financing activities:
Purchases of property, plant and equipment on account	$11	$156

Matrix Service Company
Results of Operations

(In thousands)

	Storage and Terminal Solutions	Utility and Power Infrastructure	Process and Industrial Facilities	Corporate	Total
	Three Months Ended September 30, 2026
Total revenue (1)	$122,875	$59,145	$37,382	$—	$219,402
Cost of revenue	(111,876)	(54,073)	(36,005)	606	(201,348)
Gross profit	10,999	5,072	1,377	606	18,054
Selling, general and administrative expenses	5,696	1,737	1,185	4,730	13,348
Restructuring costs and other	45	24	5	155	229
Operating income (loss)	$5,258	$3,311	$187	$(4,279)	$4,477
(1) Total revenues are net of inter-segment revenues which are primarily Storage and Terminal Solutions and were $3.6 million for the three months ended September 30, 2026.
	Storage and Terminal Solutions	Utility and Power Infrastructure	Process and Industrial Facilities	Corporate	Total
	Three Months Ended September 30, 2025
Total revenue (1)	$109,459	$74,501	$27,924	$—	$211,884
Cost of revenue	(102,962)	(67,717)	(26,495)	(528)	(197,702)
Gross profit (loss)	6,497	6,784	1,429	(528)	14,182
Selling, general and administrative expenses	5,548	2,977	1,307	6,502	16,334
Restructuring costs and other	1,759	640	729	220	3,348
Operating income (loss)	$(810)	$3,167	$(607)	$(7,250)	$(5,500)
(1) Total revenues are net of inter-segment revenues which are primarily Storage and Terminal Solutions and Process and Industrial Facilities segments and were $0.6 million for the three months ended September 30, 2025.

Backlog
We define backlog as the total dollar amount of revenue that we expect to recognize as a result of performing work that has been awarded to us through a signed contract, limited notice to proceed or other type of assurance that we consider firm. The following arrangements are considered firm:
•fixed-price awards;
•minimum customer commitments on cost plus arrangements; and
•certain time and material arrangements in which the estimated value is firm or can be estimated with a reasonable amount of certainty in both timing and amounts.
For long-term maintenance contracts with no minimum commitments and other established customer agreements, we include only the amounts that we expect to recognize as revenue over the next 12 months. For arrangements in which we have received a limited notice to proceed, we include the entire scope of work in our backlog if we conclude that the likelihood of the full project proceeding as high. For all other arrangements, we calculate backlog as the estimated contract amount less revenue recognized as of the reporting date.

Three Months Ended September 30, 2026

	Storage and Terminal Solutions	Utility and Power Infrastructure	Process and Industrial Facilities	Total
	(In thousands)
Backlog as of June 30, 2026	$641,159	$145,732	$166,287	$953,178
Project awards	29,805	58,150	50,844	138,799
Revenue recognized	(122,875)	(59,145)	(37,382)	(219,402)
Backlog as of September 30, 2026	$548,089	$144,737	$179,749	$872,575
Book-to-bill ratio(1)	0.2x	1.0x	1.4x	0.6x
(1)Calculated by dividing project awards by revenue recognized.

Non-GAAP Financial Measures
Adjusted Net Income (Loss)
We have presented Adjusted net income (loss), which we define as Net income (loss) before Restructuring costs and other expenses, and the tax impact of this adjustment, because we believe it better depicts our core operating results. We believe that the line item on our Consolidated Statements of Income entitled “Net income (loss)” is the most directly comparable GAAP measure to Adjusted net income (loss). Since Adjusted net income (loss) is not a measure of performance calculated in accordance with GAAP, it should not be considered in isolation of, or as a substitute for, Net income (loss) as an indicator of operating performance. Adjusted net income (loss), as we calculate it, may not be comparable to similarly titled measures employed by other companies. In addition, this measure is not a measure of our ability to fund our cash needs. As Adjusted net income (loss) excludes certain financial information compared with Net income (loss), the most directly comparable GAAP financial measure, users of this financial information should consider the type of events and transactions that are excluded. Our non-GAAP performance measure, Adjusted net income (loss), has certain material limitations as follows:
•It does not include restructuring costs and other expenses. Restructuring costs represent material costs that were incurred and are oftentimes cash expenses. Therefore, any measure that excludes restructuring costs has material limitations.
A reconciliation of Net income (loss) to Adjusted net income (loss) follows:

Reconciliation of Net Income (Loss) to Adjusted Net Income (Loss)
(In thousands, except per share data)

	Three Months Ended
	September 30, 2026	September 30, 2025
Net income (loss), as reported	$6,189	$(3,663)
Restructuring costs incurred	229	3,348
Tax impact of adjustments and other net tax items(1)	—	—
Adjusted net income ( loss)	$6,418	$(315)

Net income (loss) per share	$0.22	$(0.13)
Adjusted net income (loss) per share	$0.23	$(0.01)

(1)Represents the tax impact of the adjustments to Net loss, calculated using the applicable effective tax rate of the adjustment. Due to the existence of valuation allowances on our deferred tax assets and net operating losses, there was no tax impact of any of the adjustments in any period presented.

Adjusted EBITDA
We have presented Adjusted EBITDA, which we define as net loss before gain on sale of assets, stock-based compensation, interest expense, interest income, income taxes, and depreciation and amortization, because it is used by the financial community as a method of measuring our performance and of evaluating the market value of companies considered to be in similar businesses. We believe that the line item on our Consolidated Statements of Income entitled “Net loss” is the most directly comparable GAAP measure to Adjusted EBITDA. Since Adjusted EBITDA is not a measure of performance calculated in accordance with GAAP, it should not be considered in isolation of, or as a substitute for, net earnings as an indicator of operating performance. Adjusted EBITDA, as we calculate it, may not be comparable to similarly titled measures employed by other companies. In addition, this measure is not a measure of our ability to fund our cash needs. As Adjusted EBITDA excludes certain financial information compared with net loss, the most directly comparable GAAP financial measure, users of this financial information should consider the type of events and transactions that are excluded. Our non-GAAP performance measure, Adjusted EBITDA, has certain material limitations as follows:

•It does not include interest expense. Because we have borrowed money to finance our operations and to acquire businesses, pay commitment fees to maintain our senior secured revolving credit facility, and incur fees to issue letters of credit under the senior secured revolving credit facility, interest expense is a necessary and ongoing part of our costs and has assisted us in generating revenue. Therefore, any measure that excludes interest expense has material limitations.

•It does not include interest income. Because we have cash invested in certain investment accounts and we will have earned interest income on these investments, any measure that excludes interest income has material limitations.

•It does not include income taxes. Because the payment of income taxes is a necessary and ongoing part of our operations, any measure that excludes income taxes has material limitations.

•It does not include depreciation or amortization expense. Because we use capital and intangible assets to generate revenue, depreciation and amortization expense is a necessary element of our cost structure. Therefore, any measure that excludes depreciation or amortization expense has material limitations.

•It does not include restructuring costs. Restructuring costs represent material costs that were incurred and are oftentimes cash expenses. Therefore, any measure that excludes restructuring costs has material limitations.

•It does not include equity-settled stock-based compensation expense. Stock-based compensation represents material amounts of equity that are awarded to our employees and directors for services rendered. While the expense is non-cash, we historically release vested shares out of our treasury stock, which has been replenished by using cash to periodically repurchase our stock. Therefore, any measure that excludes stock-based compensation has material limitations.

A reconciliation of Net income (loss) to Adjusted EBITDA follows:
Reconciliation of Net Income (Loss) to Adjusted EBITDA
(In thousands)

	Three Months Ended
	September 30, 2026	September 30, 2025
Net income (loss)	$6,189	$(3,663)
Interest expense	164	127
Interest income	(1,961)	(1,802)
Provision (benefit) for federal, state and foreign income taxes	(1)	69
Depreciation and amortization	1,783	2,461
Restructuring costs and other	229	3,348
Stock-based compensation(1)	1,325	1,921
Adjusted EBITDA	$7,728	$2,461

(1)Represents only the equity-settled portion of our stock-based compensation expense.